Exhibit 99.1

NEWS RELEASE

Corporate Headquarters • 220 Occidental Avenue South• Seattle, WA 98104

For more information contact:

Weyerhaeuser

Analysts – Andy Taylor, 206-539-3907

Media – Nancy Thompson, 919-861-0342

Weyerhaeuser Announces Appointment of Rick Beckwitt to Board of Directors

SEATTLE, Nov. 17, 2025 — Weyerhaeuser Company (NYSE: WY) today announced the appointment of Richard “Rick” Beckwitt, former president, chief executive officer and director of Lennar Corporation (NYSE: LEN), to the company’s board of directors. His appointment is effective immediately.

"We are very pleased to welcome Rick to the Weyerhaeuser board of directors," says Rick R. Holley, chairman of the board of directors. "Rick brings more than 30 years of experience in the homebuilding and real estate industries, including leading two of the largest homebuilding companies in the United States. He has a proven record of leveraging growth opportunities and driving successful corporate strategy, and he has demonstrated a deep commitment to innovation, operational efficiency and building strong teams throughout his career.”

Mr. Beckwitt served in various executive leadership capacities at Lennar Corporation, one of the nation’s leading homebuilders, with 2024 revenues exceeding $35 billion. He retired as co-chief executive officer and co-president in September 2023, positions he had held since 2020. He joined Lennar in 2006 as an executive vice president, became president in 2011 and was promoted to chief executive officer in 2018. He also served on the Lennar board of directors from 2018 until his retirement.

Prior to joining Lennar, Mr. Beckwitt served as president and director of D.R. Horton (NYSE: DHI), where he led the company through a period of significant growth and multiple acquisitions. He also previously worked as owner and principal at EVP Capital, L.P., a venture capital and real estate advisory company, and in corporate finance and mergers and acquisitions with Lehman Brothers. He holds a bachelor of arts degree in psychology from Claremont McKenna College and also serves as a director of Eagle Materials, Inc. (NYSE: EXP), and Ferguson Enterprises, Inc. (NYSE: FERG).

ABOUT WEYERHAEUSER
Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900 and today owns or controls approximately 10.4 million acres of timberlands in the U.S., as well as additional public timberlands managed under long-term licenses in Canada. Weyerhaeuser has been a global leader in sustainability for more than a century and manages 100 percent of its timberlands on a fully sustainable basis in compliance with internationally recognized sustainable forestry standards. Weyerhaeuser is also one of the largest manufacturers of wood products in North America and operates additional business lines around product distribution, climate solutions, real estate, energy and natural resources, among others. In 2024, the company generated $7.1 billion in net sales and employed approximately 9,400 people who serve customers worldwide. Operated as a real estate investment trust,

Weyerhaeuser’s common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.